Free Writing Prospectus
Dated November 20, 2013
Registration No. 333-178761-04
Filed Pursuant to Rule 433

★PRICING DETAILS★ $1.3bln+ MBALT 2013-B (Auto Lease)

Lead Managers: J.P. Morgan (struc), Credit Agricole, HSBC
Co-Managers:   BTMU, Mizuho

CL $AMT(mm)	MDY/F	WAL	P.WIN	E.FIN	L.FIN	PRICED	YLD%	CPN%	$PX
A1 272.000	P-1/F1+	0.35	01-09	08/14	12/15/14	0.26%	0.260	0.26	100.00000
A2 400.000	Aaa/AAA	0.96	09-15	02/15	09/15/15	EDSF+27	0.533	0.53	99.99770
A3 535.000	Aaa/AAA	1.53	15-24	11/15	07/15/16	EDSF+31	0.624	0.62	99.99513
A4 100.805	Aaa/AAA	2.05	24-26	01/16	07/15/19	IS+37	0.770	0.76	99.98219

*NO UPSIZE*

EXPECTED PXG:	Priced
EXPECTED SETTLE:	11/26/13
FIRST PAY:	12/16/13
EXPECTED RATINGS:	Moody's/Fitch
PRICING SPEED:	100% Prepay
ERISA ELIGIBLE:	Yes
OFFERING TYPE:	SEC Registered
BBG TICKER:	MBALT 2013-B
BILL & DELIVER:	J.P. Morgan
CUSIPS:	A1- 58768DAA9, A2- 58768DAB7, A3- 58768DAC5, A4- 58768DAD3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.